                                                                     EXHIBIT 4.5


                             AMENDED AND RESTATED
                         REGISTRATION RIGHTS AGREEMENT


     THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this "Agreement") is made and entered into as of December 14, 2000, by and among Telemonde, Inc., a Delaware corporation (the "Company"); MCI WorldCom Global Networks U.S. Inc., a Delaware corporation ("MCI WorldCom US") and MCI WorldCom Global Networks Limited, a Bermuda company ("MCI WorldCom Bermuda" and, with MCI WorldCom US, "MCI WorldCom"); and Global Crossing Limited, a Bermuda company ("Global Crossing").

                                   RECITALS
                                   --------

     A. The Company and MCI WorldCom previously have entered into a Debt Conversion Agreement, dated as of July 25, 2000 (the "MCI WorldCom Agreement"), pursuant to which MCI WorldCom agreed to cancel and release $9.0 million of Relevant Debt (as defined therein) in exchange for, and in consideration of, the issuance by the Company of 15,766,792 shares of Common Stock (as defined in Section 1.01 of this Agreement).

     B. In connection with the execution of the MCI WorldCom Agreement, the Company and MCI WorldCom entered into a Registration Rights Agreement, dated as of September 19, 2000 (the "Prior Agreement"), pursuant to which the Company granted MCI WorldCom certain registration rights and other rights with respect to the shares of Common Stock issued pursuant to the MCI WorldCom Agreement.

     C. The Company and Global Crossing, together with certain of their respective Affiliates, have entered into a Standstill Agreement, dated as of December 4, 2000 (the "Global Crossing Agreement"), pursuant to which Global Crossing agreed to address approximately $48 million of Outstanding Draw Down Obligations (as defined therein) in exchange for, and in partial consideration of, the issuance by the Company of 5,000,000 shares of Preferred Stock (as defined in Section 1.01 of this Agreement).

     D. Pursuant to the Global Crossing Agreement, the Company has agreed to provide the registration rights and other rights set forth in this Agreement for the shares of Common Stock of the Company issuable to Global Crossing upon the conversion of the shares of Preferred Stock issuable to Global Crossing pursuant to the Global Crossing Agreement.

                                   AGREEMENT
                                   ---------

     IN CONSIDERATION OF the premises above, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties to this Agreement agree as follows:

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                                  ARTICLE I.
                      DEFINITIONS; REGISTRABLE SECURITIES


Section 1.01  Definitions
              -----------

     Capitalized terms used and not otherwise defined herein have the meanings set forth in the Agreement. The terms set forth below are used herein as so defined:

     (a) "Affiliate" has the meaning given thereto in the Exchange Act; provided, however, that for purposes of this Agreement neither Global Crossing nor MCI WorldCom, nor any Affiliate of either, shall be deemed to be an Affiliate of the Company.

     (b) "Business Day" means each day in which banking institutions in New York are not required or authorized by law or executive order to close.

     (c)  "Commission" means the Securities and Exchange Commission.

     (d)  "CCL" means Communications Collateral Limited.

     (e) "CCL Registration Rights Agreement" means that Registration Rights Agreement dated as of September 1, 1999 by and between the Company and CCL.

     (f) "CCL Shares" means the shares of Common Stock beneficially owned by CCL as of the date hereof that are registrable pursuant to the CCL Registration Rights Agreement.

     (g) "Common Stock" means shares of common stock of the Company, $.001 par value per share.

     (h) "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     (i) "Global Crossing Shares" means the shares of Common Stock into which the shares of Preferred Stock are convertible in accordance with the terms thereof and any other shares of Common Stock acquired by Global Crossing or its Affiliates pursuant to the Global Crossing Agreement or any other agreement between the Company and Global Crossing or its Affiliates.

     (j) "Holder" means the record holder of any Registrable Security or any right to receive a Registrable Security.

     (k) "IPO" shall mean the consummation of an initial underwritten public offering of Common Stock pursuant to an effective registration statement filed under the Securities Act (other than any registration statement relating to warrants, options or shares of Common Stock granted or to be granted or sold primarily to employees, directors, or officers of the Company, or a registration statement relating to employee benefit plans or interests therein) and the listing of the Common Stock on a national securities exchange or the quotation of prices therefor on the Nasdaq National Market or the Nasdaq Small-Cap Market.

     (l)  "Losses" has the meaning set forth in Section 2.05 of this Agreement.

     (m) "MCI WorldCom Shares" means any shares of Common Stock acquired by MCI WorldCom or its Affiliates pursuant to the MCI WorldCom Agreement or any other agreement between the Company and MCI WorldCom or its Affiliates.

     (n) "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other governmental entity.

     (o) "Preferred Stock" means the Company's Series A Convertible Preferred Stock, $.01 par value per share.

     (p) "Priority Offering" means any registered primary offering of securities of the Company commencing on or prior to the date which is nine months from the closing date of the Company's IPO.

     (q) "Registrable Securities" means the Global Crossing Shares and the MCI WorldCom Shares, and the shares of Common Stock issuable with respect thereto pursuant to Section 1.02 of this Agreement, until such time as such securities cease to be Registrable Securities pursuant to Section 1.03 of this Agreement.

     (r) "Registration Expenses" has the meaning set forth in Section 2.04 of this Agreement.

     (s) "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     (t) "Selling Expenses" has the meaning set forth in Section 2.04 of this Agreement.

     (u) "Selling Holder" means a Holder who is selling Registrable Securities pursuant to a registration statement.

SECTION 1.02  Stock Splits, Dividends, Recapitalizations, etc.
              ------------------------------------------------

     Any shares or other securities resulting from any stock split, stock dividend, reclassification of the Common Stock of the Company, merger, consolidation or reorganization of the Company which may be received by the Holder shall also be deemed to be Registrable Securities.

SECTION 1.03  Registrable Securities
              ----------------------

     Any Registrable Security will cease to be a Registrable Security upon the first to occur of the following:

     (a) a registration statement covering such Registrable Security has been declared effective by the Commission and such Registrable Security has been issued, sold or disposed of pursuant to such effective registration statement;

     (b) such Registrable Security is disposed of pursuant to Rule 144 (or any similar provision then in force) under the Securities Act; or

     (c) such Registrable Security is held by the Company or any of its subsidiaries.

                                  ARTICLE II.
                              REGISTRATION RIGHTS

Section 2.01  Demand Registration
              -------------------

     On any date on or after the consummation of an IPO, any Holder(s) may request by written notice to the Company (the "Initiating Notice") that the Company register under the Securities Act all of the Registrable Securities held by the Holder(s) for sale in the manner described in the Initiating Notice and in accordance with Section 2.03 of this Agreement. Promptly, and in any event within 10 days following receipt of an Initiating Notice, the Company shall notify all other Holders of the receipt of the Initiating Request (the "Company Notice"). By written notice to the Company (the "Participation Notice") received not later than ten Business Days after such Holder's receipt of the Company Notice, any other Holder may request that the Company register under the Securities Act such other Holder's Registrable Securities for sale in the manner described in the Initiating Notice and in accordance with Section 2.03 of this Agreement. ("Requesting Holders" means, collectively, the Holder(s) giving the Initiating Notice and the Holder(s) giving the Participation Notices, if any.) Thereafter, the Company shall use its best efforts to register under the Securities Act, for public sale in accordance with the method of disposition specified in the Initiating Notice, the Registrable Securities specified in the Initiating Notice and in any Participation Notices in accordance with Section
2.03 of this Agreement and the following:

     (a) Underwriting. If the method of disposition specified in the Initiating Notice shall be an underwritten public offering, the Company may designate the managing underwriter of such offering, subject to the approval of Requesting Holders holding 66 2/3% of the Registrable Securities to be registered.

     (b) Number of Registrations. Except as specified in the following sentence, the Company shall be obligated to register Registrable Securities pursuant to this Section 2.01 on four occasions only. No request for registration of Registrable Securities may be given prior to the date which is six months after the effective date of a registration statement covering Registrable Securities filed pursuant to this Section 2.01. A request pursuant to this Section 2.01 shall be counted only when (i) all the Registrable Securities requested to be included in any such registration have been so included, (ii) the corresponding registration statement has become effective under the Securities Act, and (iii) the public offering has been consummated and the Registrable Securities have been sold on the terms and conditions specified therein.

     (c) Delay. Notwithstanding anything to the contrary contained in this Agreement, the Company may delay the filing or effectiveness of a registration statement for up to 45 days after receipt of a request hereunder if (i) at the time of such request the Company is engaged in a firm commitment underwritten public offering of shares of its Common Stock in which Holders may include Registrable Securities or (ii) the Board of Directors of the Company determines in its reasonable judgment and in good faith that the filing of such a registration statement or the making of any required disclosure in connection therewith would have a material adverse effect on the Company or substantially interfere with a significant transaction in which the Company is then engaged. The Company will give the Holders prompt written notice of such determination and an approximation of the period of the anticipated delay. The Company shall provide written notice to the Holders of the end of each delay period. The Company shall not be entitled to initiate a delay period unless it shall concurrently delay the filing or effectiveness of registration statements of, or prohibit sales by other security holders under, registration statements covering securities held by other security holders and have in place a policy that prohibits sales of securities of the Company by senior executive officers during such period.

     (d) Reduction of Number of Registrable Securities. If a registration to be effected pursuant to this Section 2.01 is an underwritten registration and the managing underwriter of such offering concludes (and delivers to the Company and the Requesting Holders its opinion to the effect) that the total amount of Registrable Securities to be included in such registration exceeds the amount which can be sold in (or during the time of) such offering without delaying or jeopardizing the success of the offering (including the price per share of the securities to be sold) then the number of Registrable Securities to be sold by each Requesting Holder shall be reduced to a number determined by multiplying
(i) the number of Registrable Securities identified by the Requesting Holder in the Initiating Notice or its Participation Notice, as applicable, by (ii) a ratio, the numerator of which is the number of Registrable Securities which according to the managing underwriter's opinion can be sold in (or during the time of) such offering without delaying or jeopardizing the success of the offering; and the denominator of which is the total number of Registrable Securities requested by all Requesting Holders to be included in the offering.

     (e) Inclusion of Securities for Company's Account. The Company shall be entitled to include in any registration statement filed pursuant to this Section 2.01, for sale for its own account in accordance with the method of disposition specified by the Requesting Holders, shares of Common Stock or other securities of the Company entitled generally to vote in the election of directors (or any securities convertible into or exchangeable for or exercisable for the purchase of Common Stock or other securities so entitled generally to vote in the election of directors) ("Company Shares"). If, however, such registration is an underwritten registration and the managing underwriters participating in such offering conclude that the total amount Registrable Securities and Company Shares to be included in such registration exceeds the amount which can be sold in (or during the time of) such offering without delaying or jeopardizing the success of the offering (including the price per share of the securities to be sold) then the number of Company Shares shall be reduced to zero, if necessary.

     (f) Demand by Other Persons. Subject to Section 2.07 below and otherwise notwithstanding anything herein to the contrary, if the Company shall have received a demand request for registration from any Person other than a Holder and the Holders shall not have had an opportunity to have their Registrable Securities registered in full prior to the Company's receipt of such demand request, then the Company shall promptly notify the Holders in writing of its receipt of such written request and the Holders shall have five (5) Business Days from the date of their receipt of such notice to elect to exercise one of their demand registration rights in respect of the Registrable Securities which exercise shall be deemed to have occurred immediately prior to such other demand request, in which event, the shares of Common Stock of any other Person (other than a Holder) who demanded or, prior to the effective date of the registration statement being filed in respect of the Holders' shares of Common Stock, demands registration of their shares of Common Stock, may be included in such registration; provided , however, that the number of shares of Common Stock of such Person(s) (other than a Holder) to be included in such a registration may be reduced or eliminated if and to the extent the managing underwriter shall render to the Company its opinion that such inclusion would jeopardize the successful marketing of the Registrable Securities proposed to be sold therein.

Section 2.02  Piggy-Back Registration
              -----------------------

     If at any time the Company proposes to register any securities under the Securities Act for sale to the public (other than in an IPO), whether for its own account or for the account of other security holders or both (except with respect to registration statements on Forms S-4 or S-8 for purposes permissible under such forms as of the date hereof, or any successor forms for comparable purposes that may be adopted by the Commission), the Company promptly (and in any event no less than 15 Business Days before the anticipated filing date) will give written notice to all Holders (the "Company Notice") of its intention to do so and the terms and conditions applicable to any similar securities included in such offering. Any Holder may request that the Company register under the Securities Act any of the Holder's Registrable Securities by giving written notice to the Company (the "Inclusion Request") set forth the Holder's intended method of disposition of the Registrable Securities. Upon the receipt of any Inclusion Request received not later than ten Business Days after such Holder's receipt of the Company Notice, the Company will use its best efforts to cause the Registrable Securities identified in the Inclusion Request to be included in the securities to be covered by the registration statement proposed to be filed by the Company, on the same terms and conditions as any similar securities included therein, to the extent requisite to permit the sale or other disposition by each Holder of such Registrable Securities in accordance with its Inclusion Request, all in accordance with Section 2.03 of this Agreement and the following:

     (a) Abandonment. The Company, in its sole discretion and without the consent of any Holder, may abandon the proposed offering in its entirety at any time prior to the effectiveness of any such registration statement.

     (b) Reduction in Number of Registrable Securities. The number of Registrable Securities to be included in such a registration may be reduced or eliminated if and to the extent the managing underwriter shall render to the Company its opinion that such inclusion would jeopardize the successful marketing of the securities (including the Registrable Securities) proposed to be sold therein. In such event, the number of Registrable Securities to be sold by each Selling Holder shall be reduced to a number determined by multiplying
(i) the number of Registrable Securities identified by the Selling Holder in its Inclusion Notice by (y) a ratio, the numerator of which shall be the number of Registrable Securities which, in the opinion of the managing underwriter, can be included in the offering without jeopardizing the successful marketing of the securities, and the denominator of which shall be the total number of Registrable Securities requested by all Selling Holders to be included in the offering. Notwithstanding the foregoing sentence, such number of shares of Registrable Securities shall not be reduced (A) if, in the context of a Priority Offering, shares of Common Stock are to be included in such underwriting for the accounts of any other Person other than the Company or (B) unless, in the context of any primary offering other than a Priority Offering, the shares to be included in such underwriting for the account of any Person other than the Company are also reduced on a pro-rata basis (determined by including the shares to be sold for the account of such Person in the denominator of the fraction described in (ii) above).

     (c) Underwritten Offerings. Notwithstanding anything to the contrary contained in this Section 2.02, in the event that there is a firm underwriting commitment offer of securities of the Company pursuant to a registration statement covering Registrable Securities and a Holder is permitted to but does not elect to sell its Registrable Securities to the underwriters of the Company's securities in connection with such offering, such Holder shall not offer for sale, sell, grant any option for the sale of, or otherwise dispose of, directly or indirectly, any shares of Common Stock, or any securities convertible into or exchangeable into or exercisable for any shares of Common Stock during the period of distribution of the Company's securities by such underwriters, which shall be specified in writing by the underwriters and shall not exceed 60 days following the date of effectiveness under the Securities Act of the registration statement relating thereto.

Section 2.03  Registration Procedures
              -----------------------

     (a) If and whenever the Company, pursuant to this Agreement , becomes obligated to effect the registration of any of the Registrable Securities under the Securities Act, the Company will, as expeditiously as possible:

          (i) prepare and file as promptly as possible with the Commission a registration statement in accordance with this Article II with respect to such securities (which filing, if made pursuant to Section 2.01, shall be made within 30 days after receipt by the Company of a notice requesting such registration or at such later date as may reasonably be expected to result in such registration statement being declared effective by the Commission on or prior to the date which is 270 days after the closing date of the IPO) and use its best efforts to cause such registration statement to become and remain effective for the period of the distribution contemplated thereby (as determined in Section 2.03(b));

          (ii) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for the period specified in Section 2.03(b) and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement in accordance with the sellers' intended method of disposition set forth in such registration statement for such period;

          (iii) furnish to each Selling Holder and to each underwriter such number of copies of the registration statement and the prospectus included therein (including each preliminary prospectus and each document incorporated by reference therein prior to the filing with the Commission) as such Persons may reasonably request in order to review such documentation and to facilitate the public sale or other disposition of the Registrable Securities covered by such registration statement;

          (iv) use its best efforts to register or qualify the Registrable Securities covered by such registration statement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an underwritten public offering, the managing underwriter, shall reasonably request;

          (v) immediately notify each Selling Holder and each underwriter, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus contained in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

          (vi)  furnish, at the request of a Selling Holder:

                (A) on the date that Registrable Securities are delivered to the underwriters for sale pursuant to such registration statement (or on the effective date in the case of an offering that is not underwritten), an opinion of counsel for the Company dated as of such date and addressed to the underwriters, if any, and to the Selling Holders, stating that such registration statement has become effective under the Securities Act and that (I) to the best knowledge of such counsel, no stop order suspending the effectiveness thereof has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the Securities Act, (II) the registration statement, the related prospectus, and each amendment or supplement thereof, comply as to form in all material respects with the requirements of the Securities Act and the applicable rules and regulations thereunder of the Commission (except that such counsel need express no opinion as to the financial statements or any engineering report contained or incorporated therein) and
(III) to such other effects as may reasonably be requested by counsel for the underwriters or by any such Selling Holder or its counsel; and

                (B) on the effective date of the registration statement and on the date that Registrable Securities are delivered to the underwriters for sale pursuant to such registration statement, a letter dated such dates from the independent accountants retained by the Company, addressed to the underwriters, if any, and to the Selling Holders, stating that they are independent public accounts within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements of the Company and the schedules thereto that are included or incorporated by reference in the registration statement or the prospectus, or any amendment or supplement thereof, comply as to form in all material respects with the applicable requirements of the Securities Act and the published rules and regulations promulgated thereunder, and such letter shall additionally address such other financial matters (including information as to the period ending no more than five Business Days prior to the date of such letter) included in the registration statement in respect to which such letter is being given as the underwriters or any Selling Holder may reasonably request;

          (vii) use its best efforts to keep effective and maintain a registration, qualification, approval or listing on a national securities exchange or the quotation of prices thereof on the Nasdaq National Market or the Nasdaq SmallCap Market obtained to cover the Registrable Securities as may be necessary for the Selling Holders to dispose thereof and shall from time to time amend or supplement any prospectus used in connection therewith to the extent necessary in order to comply with applicable law;

          (viii) use its best efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the Selling Holders to consummate the disposition of such Registrable Securities; and

          (ix) enter into customary agreements (including, if requested, an underwriting agreement in the customary form) and take such other actions as are reasonably requested by the Selling Holders or the underwriters, if any, in order to expedite or facilitate the disposition of such Registrable Securities.

     (b) The period of distribution of Registrable Securities in a firm commitment underwritten public offering shall be deemed to extend until each underwriter has completed the distribution of all securities purchased by it, and the period of distribution of Registrable Securities in any other registration shall be deemed to extend until the earlier of the sale of all Registrable Securities covered thereby.

     (c) In connection with each registration hereunder, each Selling Holder agrees to furnish promptly to the Company in writing such information with respect to itself and the proposed distribution by it as shall be reasonably necessary in order to ensure compliance with federal and applicable state securities laws; and

     (d) In connection with each registration hereunder with respect to an underwritten public offering, each Selling Holder agrees to enter into a written agreement with the managing underwriter or underwriters selected in the manner herein provided in such form and containing such provisions as are customary in the securities business for such an arrangement between underwriters and companies of the Company's size and investment stature, provided that such agreement shall not contain any such provision applicable to the Selling Holders that is inconsistent with the provisions hereof; and further provided, that the time and place of the closing under said agreement shall be as mutually agreed upon among the Company, the Selling Holders and such managing underwriter.

Section 2.04  Expenses
              --------

     (a) All expenses incident to the Company's performance or compliance with this Agreement, including without limitation, all registration and filing fees, blue sky fees and expenses, printing expenses, listing fees, fees and disbursements of counsel and independent public accountants for the Company, fees of the National Association of Securities Dealers, Inc., transfer taxes, fees of transfer agents and registrars, and costs of insurance and reasonable out-of-pocket expenses of the Selling Holders (including fees and expenses of one firm serving as legal counsel to Global Crossing and one firm serving as legal counsel to MCI WorldCom), but excluding any Selling Expenses (as defined below), are herein called "Registration Expenses." All underwriting discounts and selling commissions attributable to the sale of the Registrable Securities are herein called "Selling Expenses."

     (b) The Company will pay all Registration Expenses with each registration statement filed pursuant to this Agreement, whether or not the registration becomes effective, and the Selling Holders shall pay Selling Expenses in connection with any Registrable Securities registered and sold pursuant to this Agreement.

Section 2.05  Indemnification
              ---------------

     (a) In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Company will indemnify and hold harmless each Selling Holder thereunder and each underwriter of Registrable Securities thereunder and each Person, if any, who controls such Selling Holder or underwriter within the meaning of the Securities Act and the Exchange Act, against any losses, claims, damages or liabilities (including reasonable attorneys' fees) ("Losses"), joint or several, to which such Selling Holder or underwriter or controlling Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Registrable Securities were registered under the Securities Act pursuant to this Agreement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such Selling Holder, each such underwriter and each such controlling Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss or actions; provided, however, that the Company will not be liable in any such case if and to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Selling Holder, such underwriter or such controlling Person in writing specifically for use in such registration statement or prospectus.

     (b) Each Selling Holder agrees to indemnify and hold harmless the Company, its directors, officers, employees and agents and each Person, if any, who controls the Company within the meaning of the Securities Act or of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Selling Holder, but only with respect to information with respect to such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto.

     (c) Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party other than under this Section 2.05. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this
Section 2.05 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that,
(i) if the indemnifying party has failed to assume the defense and employ counsel or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred.

     (d) If the indemnification provided for in this Section 2.05 is not available to the Company or the Selling Holders or is insufficient to hold them harmless in respect of any losses, claims, damages, liabilities or expenses referred to herein, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities and expenses as between the Company on the one hand and each Selling Holder on the other, in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and of each Selling Holder on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and each Selling Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statements of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

Section 2.06  Rule 144.
              ---------

     The Company covenants that it will file, on a timely basis, all reports required to be filed by it under the Securities Act and the Exchange Act, and it will take such further action and provide such documents as any Holder may request, all to the extent required from time to time to enable the Holders to sell Registrable Securities without registration under the Securities Act within the limitation of the conditions provided by (a) Rule 144 under the Securities Act, as such rules may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the United States Securities and Exchange Commission. Upon the request of any Holder, the Company will deliver to the Holders a written statement verifying that it has complied with such information and requirements.

Section 2.07  Senior Registration Rights
              --------------------------

     (a) The Company represents and warrants that no party other than CCL, and then only with respect to the CCL Shares, has or shall have any right to have any shares of capital stock of the Company registered by the Company in connection with the IPO.

     (b) Except as set forth in Section 2.07(c), the Company shall not grant or permit to exist any registration rights to any other Person which registration rights are senior to the registration rights of any Holder of Registrable Securities ("Senior Registration Rights"), unless (i) the Company shall first obtain the written consent of the Holders of 662/3% of the Registrable Securities or (ii) each Holder of Registrable Securities is also granted Senior Registration Rights.

     (c) The Holders hereby acknowledge that the rights of the Holders set forth herein are subject to and shall not affect in any way, the registration rights of CCL set forth in the CCL Registration Rights Agreement as now in effect. The Company hereby covenants that it shall not, without the prior written consent of all of the Holders, increase the number of shares covered by the CCL Registration Rights Agreement, grant additional registration rights to CCL or amend the CCL Registration Rights Agreement in any way that could, in the reasonable opinion of the Holders, adversely affect the ability of the Holders to affect the registration of the Registrable Securities.

                                 ARTICLE III.
                           EFFECT ON PRIOR AGREEMENT

     This Agreement amends, restates and replaces the Prior Agreement in its entirety. Neither the Company nor MCI WorldCom, nor any other Person, shall have any rights or responsibilities under the Prior Agreement.

                                  ARTICLE IV.
                              GENERAL PROVISIONS

Section 4.01  Communications
              --------------

     (a) All notices and other communications provided for or permitted hereunder shall be made in writing by registered or certified first-class mail or post, return receipt requested, facsimile transmission, overnight delivery or courier service or personal delivery:

          (i) if to a Holder of Registrable Securities, at the most current address given by such Holder of the Company in accordance with the provisions of this Section 4.01, which address initially is as set forth on Schedule A

          (ii) if to the Company, at the most current address given by the Company to the Holders in accordance with the provisions of this Section 4.01, which address initially is as follows:

             Telemonde Inc.                     with a copy to:
             40 Portman Square                  Baker, Donelson, Bearman &
             London W1H 9FH                         Caldwell
             United Kingdom                     1800 Republic Centre
             Facsimile: +44 (0)20 7487 4001     633 Chestnut Street
             Attention: General Counsel         Chattanooga, TN 37450
                                                USA
                                                Facsimile: (423) 756-3447
                                                Attention: J. Porter Durham,
                                                  Esq.

     (b) All such notices and communications shall be deemed to have been duly given four days after mailing or posting by registered or certified mail or post, return receipt requested; when receipt acknowledged, if transmitted by facsimile; on the next Business Day, if timely delivered to an air courier or overnight delivery service guaranteeing overnight delivery; or at the time delivered by hand, if personally delivered.

Section 4.02  Attorneys' Fees
              ---------------

     In any action or proceeding brought to enforce any provision of this Agreement, the successful party shall be entitled to recover reasonable attorneys' fees in addition to its costs and expenses and any other available remedy.

Section 4.03  Successors and Assigns; Assignment
              ----------------------------------

     This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including without limitation and without the need for an express assignment, subsequent holders of Registrable Securities or Preferred Shares. The rights of the Holders under this Agreement shall not be assigned to any party other than subsequent Holders of Registrable Securities or Preferred Shares. The rights and obligations of the Company under this Agreement shall not be assigned to any party. Any assignment or attempted assignment in violation of this Section 4.02 shall be void.

Section 4.04  Governing Law
              -------------

     The laws of the State of New York shall govern this Agreement without regard to principles of conflict of laws.

Section 4.05  Severability of Provisions
              --------------------------

     Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.

Section 4.06  Amendment
              ---------
     This Agreement may be amended only by means of a written amendment signed by the Company and by the Holders of a majority of the Registrable Securities.

Section 4.07  Registrable Securities Held by the Company or Its Affiliates
              ------------------------------------------------------------

     In determining whether the Holders of the required amount of Registrable Securities have concurred in any direction, amendment, supplement, waiver or consent, Registrable Securities owned by the Company or its Affiliates shall be disregarded.

Section 4.08  Headings
              --------

     The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 4.09  Execution
              ---------

     (a) Facsimiles. This Agreement may be executed by a facsimile signature, which shall have the same force and effect as a manually executed signature.

     (b) Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

                     *          REMAINDER OF PAGE       *
                     *        INTENTIONALLY LEFT BLANK  *

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                          TELEMONDE, INC.


                                            By: /s/ Adam N. Bishop
                                                -----------------------------
                                            Title: President


                                          GLOBAL CROSSING LIMITED


                                            By:
                                                -----------------------------
                                            Title:
                                                   --------------------------

                                          MCI WORLDCOM GLOBAL NETWORKS U.S. INC.


                                            By:
                                                -----------------------------
                                            Title:
                                                   --------------------------

                                          MCI WORLDCOM GLOBAL NETWORKS LIMITED


                                            By:
                                                -----------------------------

                                            Title:
                                                   --------------------------

                                  Schedule A

                             Addresses of Holders
                      ----------------------------------

a.  Global Crossing                      with a copy to:

       Global Crossing Limited           Munger, Tolles & Olson LLP
       Wessex House                      355 South Grand Avenue
       45 Reid Street                    Thirty-Fifth Floor
       Hamilton                          Los Angeles, CA 90071-1560
       Bermuda                           U.S.A.
       Facsimile:                        Facsimile: (213) 683-4096
       Attention:                        Attention: Brian T. Daly, Esq.


b.  MCI WorldCom:                        with a copy to:

       MCI Global Networks U.S., Inc.    Coudert Brothers
                                         The Grace Building
                                         1114 Avenue of the Americas
                                         New York, NY 10036-7703
                                         U.S.A.
       Facsimile:                        Facsimile: (212) 626-4120
       Attention:                        Attention: Andrew S. Hedden

                                      A-1